Exhibit 21.1

Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation
• Aduro GVAX, Inc. • Aduro International (Bermuda) Ltd. • Aduro Netherlands Cooperatief UA • Aduro Biotech Holdings Europe B.V.	Delaware Bermuda Netherlands Netherlands
• Aduro Biotech, Europe B.V.	Netherlands